Exhibit 99.5

CONSENT OF PERSON TO BE NAMED DIRECTOR

     Midlantic Office Trust, Inc. intends to distribute a Registration Statement in connection with an offer to sell shares of its common stock, par value $0.01 per share, and the undersigned hereby (i) consents to being named in the Registration Statement (and any amendments or supplements thereto) and (ii) acknowledges that he or she has reviewed the biography under his or her name in the section of the Registration Statement entitled “Management” and hereby confirms that it is accurate.

Signature:      /s/ Bruce D. Wardinski

Printed Name:      Bruce D. Wardinski

Date:      June 17, 2005